Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

General Electric Capital Corporation (the “Servicer”) hereby certifies as of December 31, 2009 as follows:

1.             The undersigned has reviewed, for the period beginning January 1, 2009 and ending December 31, 2009 (the “Reporting Period”): (a) the activities of the Servicer as they related to the Servicing Agreement, dated as of June 27, 2003 (as amended and supplemented from time to time, the “Servicing Agreement”), between the Servicer and GE Capital Credit Card Master Note Trust and (b) the Servicer’s performance under the Servicing Agreement.  The performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.             To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the Reporting Period.

This report is delivered pursuant to Item 1123 of Regulation AB.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Brian D. Doubles
Name: Brian D. Doubles
Title: Vice President